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                                                                 EXHIBIT 99.9(h)


                               THE BENCHMARK FUNDS

                 ADDENDUM NO. 3 TO THE ADMINISTRATION AGREEMENT



         This Addendum, dated as of the 25th day of March, 1994, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Massachusetts business trust, and GOLDMAN, SACHS & CO., a New York Partnership (the "Administrator").


         WHEREAS, the Trust and the Administrator have entered into an Administration Agreement dated as of June 8, 1992, as amended by Addendum No. 1 dated January 8, 1993 and Addendum No. 2 dated July 1, 1993, (the "Administration Agreement"), pursuant to which the Trust appointed the Administrator to act as administrator to the Trust for the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Tax-Exempt Portfolio, U.S. Treasury Index Portfolio, Short-Intermediate Bond Portfolio, Bond Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, California Municipal Portfolio, U.S. Government Securities Portfolio, Short Duration Portfolio, Focused Growth Portfolio and Balanced Portfolio;

         WHEREAS, the Trust is establishing the International Growth Portfolio and International Bond Portfolio (the "Portfolios"), and it desires to retain the Administrator to act as administrator of the Trust for the Portfolios and the Administrator is willing to so act;


         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Appointment The Trust hereby appoints the Administrator as administrator of the Trust for the Portfolios on the terms and for the periods set forth in the Administration Agreement. The Administrator hereby accepts such appointment and agrees to render the services and perform the duties set forth in the Administration Agreement for the compensation therein provided.

        2. Capitalized Terms. From and after the date hereof, the term "Portfolios" as used in the Administration Agreement shall be deemed to include the International Growth Portfolio and International Bond Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

        3. Miscellaneous. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                            THE BENCHMARK FUNDS


Attest:/s/ Nancy James                      By:    /s/ Nancy Mucker
           -----------                                 ------------
           Nancy James                                 Nancy L. Mucker
                                                   Vice President of the Trust


                                            GOLDMAN, SACHS & CO.


Attest:/s/ Lynne Gardener                   By: /s/ Michael Armellino
           --------------                           -----------------
           Lynne Gardener                           Michael Armellino
                                                    Partner